Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated effective as of November 6, 2025, is by and among DNOW L.P., a Delaware limited partnership (the “Company”), DNOW Inc., a Delaware corporation (“DNOW”), and Gillian Anderson (the “Executive”).

WITNESSETH:

WHEREAS, pursuant to the Agreement and Plan of Merger by and among DNOW, Stag Merger Sub, LLC (“MRC Global”) and the other parties thereto dated as of June 26, 2025 (the “Merger Agreement”), MRC Global became a wholly owned subsidiary of DNOW (the “Merger”);

WHEREAS, prior to the Merger, the Executive was employed by MRC Global’s predecessor;

WHEREAS, the Board of Directors of DNOW (the “Board”) has previously determined that it is in the best interests of DNOW and its stockholders to continue to retain the Executive following the Merger and to induce the employment of the Executive for the long term benefit of DNOW, its shareholders and its affiliated companies, including the Company;

WHEREAS, the Company wishes to continue to employ the Executive pursuant to this Agreement and the Executive desires to accept continued employment with the Company pursuant to the terms contained herein and the Company and the Executive desire to enter into this Agreement to supersede, effective as of the date hereof, any and all prior agreements, term sheets, understandings, discussions or negotiations, whether written or oral, between the Executive and the Company or its affiliates (including MRC Global) relating to the subject matter hereof, including, without limitation, the Executive Separation Policy, effective as of August 4, 2023 and the Vice President Change in Control Separation Policy, effective as of August 4, 2023 (as amended, the “Prior Arrangement”) and any other offer letter or employment agreement or similar agreement or arrangement by and between Executive and the Company or any of its affiliates (including MRC Global); and

WHEREAS, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. EMPLOYMENT.

(a) The Executive agrees to be employed by the Company subject to the terms and conditions of this Agreement during the Employment Period (as defined below). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company, and the Company’s predecessors, parents, subsidiaries, divisions, and other affiliated companies.

(b) The “Employment Period” shall mean the period commencing on the date hereof and ending on the first (1st) anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate one year after such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give

Page | 1

notice to the Executive that the Contract Period shall not be so extended. If this Agreement has been automatically extended, the term “date hereof” as used within the phrase “in effect as of the date hereof” or other similarly constructed phrases, any of which are used in this Agreement to describe the nature and scope of the Executive’s duties and compensation as of the date of this Agreement, shall be revised to read as “most recent Renewal Date”.

2. TERMS OF EMPLOYMENT.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements, authority, duties and responsibilities) shall be substantially similar to that in effect as of the date hereof and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the date hereof or any office or location less than fifty (50) miles from such location; provided, however, that travel will be required as is necessary for the Executive to perform the Executive’s duties to the Company.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote the Executive’s full time, skill and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation.

(i) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary equal to the current base salary being received by the Executive (“Annual Base Salary”), which shall be paid in accordance with the Company’s standard payroll practice. During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve (12) months after the last salary increase awarded to the Executive prior to the date hereof and thereafter at least annually; provided, however, that an increase to the Annual Base Salary shall not necessarily be awarded as a result of such review. Any increase to the Annual Base Salary is in the sole discretion of the Company and the Board and there is no guarantee that the Annual Base Salary will be increased during the Employment Period. Any increase in Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any increase without the express written consent of the Executive. However, notwithstanding anything to contrary herein, the Executive’s Annual Base Salary may be decreased during the Employment Period as part of an across-the-board salary reduction that applies in the same manner to all similar level executives. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

Page | 2

(ii) Annual Bonus. The Executive shall be eligible for an annual bonus (the “Annual Bonus”) for each fiscal year ending during the Employment Period on the same basis as other executive officers under the Company’s then current Annual Incentive Plan (or such other name as may be adopted for the plan or its successor), which shall be payable in accordance with the terms of such plan. Annual Bonuses are awarded in the sole discretion of the Company and the Board and there is no guarantee that Executive will receive Annual Bonuses during the Employment Period.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, stock option, savings and retirement plans, practices, policies and programs applicable generally to the Executive’s peer executives of the Company in effect from time to time.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to the Executive’s peer executives of the Company in effect from time to time.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable, business-related expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company in effect from time to time.

Any reimbursement of expenses required under this paragraph shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the fee, disbursement, cost or expense is incurred by the Executive); provided, however, that, upon the Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of the Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). In no event shall any reimbursement be made to the Executive for such expenses and fees incurred after the later of (1) the tenth anniversary of the date of the Executive’s death or (2) the date that is ten years after the date of the Executive’s termination of employment with the Company.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits (including, without limitation, financial planning services, payment of club dues, a car allowance or use of an automobile and payment of related expenses, as appropriate) in accordance with the plans, practices, programs and policies of the Company in effect from time to time.

(vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company in effect from time to time.

(viii) Treatment of MRC Global Equity Awards. The outstanding equity awards issued to the Executive pursuant to the award agreements entered into between the Executive and MRC Global under the MRC Global Inc. 2011 Omnibus Incentive Plan (collectively, and as amended from time to time, the “MRC Global Equity Documents”) shall be treated in accordance with the terms and conditions of the applicable MRC Global Equity Documents and the Merger Agreement.

Page | 3

3. TERMINATION OF EMPLOYMENT.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 14(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within the thirty (30) day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers. This provision does not modify or affect any other rights Executive may have under the Americans with Disabilities Act or other applicable laws regarding any disability Executive may have or develop.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties.

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially injurious to the Company or its affiliates or their reputations. For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or its affiliates;

(iii) any willful acts or omissions involving (1) dishonesty related to the Executive’s job duties for the Company, (2) breach of the Executive’s fiduciary duties to the Company or its affiliates, and/or (3) failure of the Executive to follow the lawful instruction of the Board of the Company;

(iv) the Executive being convicted of or entering a plea of nolo contendere to the charge of a felony;

(v) a material breach of this Agreement by the Executive; or

(vi) a material breach of the Company’s code of conduct, ethics policies, or other policies of the Company.

Page | 4

(c) Good Reason. The Executive may terminate the Executive’s employment during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 2(a)(i)(B) hereof;

(iv) any failure by the Company to comply with and satisfy Section 9(c) of this Agreement; or

(v) notice by the Company to the Executive that the Company is not extending or renewing this Agreement.

The Executive must provide written notice to the Company of any event or condition upon which the Executive intends to rely as the basis for a Good Reason termination within ninety (90) days of the occurrence of the event or condition and the Company shall have thirty (30) days following receipt of the notice to remedy the event or condition and, if so remedied, it will not be a Good Reason termination of employment.

(d) Termination without Cause or Good Reason. The Company may terminate the Executive’s employment without Cause or the Executive may terminate the Executive’s employment without Good Reason at any time by written notice.

(e) Notice of Termination. Any termination during the Employment Period by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of the Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth the general factual circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” shall mean:

Page | 5

(i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

(ii) if the Executive’s employment is terminated by the Executive for Good Reason, thirty (30) days after the Executive’s notice of any event or condition upon which the Executive intends to rely as the basis for Good Reason if the Company fails to remedy the event or condition;

(iii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and

(iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(g) Deemed Resignation. Upon termination of the Executive’s employment under this Agreement for any reason, the Executive agrees that the Executive will be deemed to have voluntarily resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company and any of its affiliates as of the Date of Termination.

For purposes of any payments or provision of benefits under this Agreement, the Executive shall not be considered to have terminated employment with the Company unless the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable guidance issued thereunder.

4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) Good Reason; Other than For Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason:

(i) The Company shall pay to the Executive the sum of (1) Executive’s Annual Base Salary in effect for the year of Termination (the “Termination Base Salary”) through the Date of Termination to the extent not already paid and (2) any accrued vacation pay to the extent not already paid (together, the “Accrued Obligations”), within six (6) calendar days after the Date of Termination.

(ii) The Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Executive has signed the general release required by the Company and all revocation periods for that general release have expired without revocation the aggregate of the following amounts:

(A) an amount equal to fifty percent (50%) of Executive’s Termination Base Salary, and

(B) an additional amount equal to one and a half (1.5) times Executive’s Termination Base Salary, and

Page | 6

(C) an amount equal to the maximum amount of employer matching contributions that could have been credited to the Executive under the Company’s 401(k) Savings Plan (without regard to any applicable nondiscrimination tests), any other excess or supplemental retirement plan in which the Executive participates or any other deferred compensation plan during the twelve (12) month period immediately preceding the month of the Executive’s Date of Termination, such amount to be grossed up so that the amount the Executive actually receives after payment of any federal or state taxes payable thereon equals the amount first described above.

(D) No amounts shall be paid or payable to Executive under the Company’s performance-based cash incentive plans, including the then current DNOW Inc. Annual Incentive Plan (or such other name as may be adopted for the plan or its successor), for the year in which the Date of Termination occurs.

(iii) If the Executive elects to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and is eligible for such coverage, the Company will timely reimburse the Executive for the costs of the continuing health insurance benefits through COBRA for eighteen (18) months following the Termination Date. The Executive shall submit notification of the Executive’s payment for COBRA coverage each month to the Company, and the Company will reimburse the Executive for the COBRA payment within fifteen (15) calendar days after receipt of proof of each monthly COBRA payment made by the Executive. If the Executive becomes eligible for substantially similar health insurance through a new employer, then the Executive must notify the Company and switch to the new company’s plan instead of continuing to use COBRA coverage;

(iv) The Company shall reimburse Executive for all outplacement services incurred on and prior to the last day of the second calendar year following the year in which the Date of Termination occurs up to a maximum direct cost to the Company of up to 15% of the Executive’s Annual Base Salary as of the Date of Termination. The Company shall reimburse Executive within 30 days after Executive provides the Company with an invoice (and any supporting documentation required by the Company) for such outplacement services, but in no event shall any such reimbursement be made after the last day of the third calendar year following the year in which the Date of Termination occurs;

(v) All options to purchase Common Stock and all restricted stock unit awards and performance-based awards held by the Executive pursuant to an equity incentive plan on or prior to the Date of Termination shall be governed by the terms of the applicable award agreement or equity incentive plan between the Executive, DNOW, and/or the Company; and any restricted stock held by the Executive, not already vested shall be 100% vested;

(vi) Any compensation previously deferred by the Executive under a plan sponsored by the Company (together with any accrued interest or earnings thereon) shall be distributed at the earliest time permitted by such plan or, if permitted under the terms of such plan and all applicable laws, statutes or regulations governing such plans, at such other time as the Executive may elect under the terms of such plan;

(vii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

Page | 7

(viii) The foregoing payments are intended to compensate the Executive for a breach of the Company’s obligations and place Executive in substantially the same position had the employment of the Executive not been so terminated as a result of a breach by the Company; and

(ix) No amounts shall be payable to Executive under any bonus plan maintained by the Company or DNOW (or a similar or successor plan) for the year in which the Date of Termination occurs.

Provided that, notwithstanding anything contained herein to the contrary, in accordance with Section 409A of the Code, if the Executive is determined by the Board (or its delegate) to be a “specified employee” (as described in Section 409A of the Code) for the year in which Executive’s Date of Termination occurs, any payments or in-kind benefits due hereunder that are not permitted to be paid or provided on the date(s) specified hereunder without the imposition of additional taxes, interest and penalties under Section 409A of the Code shall be paid in a lump sum or provided on the first business day following the six-month anniversary of the Date of Termination or, if earlier, Executive’s death (the “409A Payment Date”).

(b) Death. If Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, fifty percent (50%) of the Executive’s Termination Base Salary, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiaries, as applicable, in a lump sum in cash within six (6) days after the Date of Termination. Fifty percent (50%) of the Executive’s Termination Base Salary shall be paid within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits provided under such plans, programs, practices and policies relating to death benefits, if any, in effect from time to time.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, fifty percent (50%) of the Executive’s Base Salary, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within six (6) days after the Date of Termination. Fifty percent (50%) of the Executive’s Termination Base Salary shall be paid within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits generally provided by the Company to the Executive’s disabled peer executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect from time to time.

(d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (x) the Accrued Obligations, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within six (6) days after the Date of Termination and Other Benefits will be subject to such other options or restrictions as provided by law.

Page | 8

(e) Total Compensation. The Company and its affiliates have no liability or obligation to the Executive for compensation (including wages, salary, bonuses, or benefits) pursuant to this Agreement, the Executive’s employment with the Company, or termination of employment under this Agreement, except as specifically set forth in this Agreement. Additionally, the Executive acknowledges and agrees that, upon termination, the Executive will not be entitled to any other benefits or severance not specified in this Agreement.

5. OTHER RIGHTS.

Except as provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Except as provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. It is expressly agreed by the Executive that he or she shall have no right to receive, and hereby waives any entitlement to, any severance pay or similar benefit under any other plan, policy, practice or program of the Company. The Executive also agrees that to the extent he or she may be eligible for any severance pay or similar benefit under any laws providing for severance or termination benefits, such other severance pay or similar benefit shall be coordinated with the benefits owed hereunder, such that the Executive shall not receive duplicate benefits.

6. FULL SETTLEMENT.

(a) No Mitigation Required. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

(b) Conditions to Receiving Post-Employment Payments Specified in this Agreement. All payments made and benefits given under this Agreement, except for the Accrued Obligations, are conditioned upon Executive’s continued compliance with the terms of the Agreement, including the terms in Sections 7, 8, 10, and 11. Further, as a condition to Executive’s right to receive any post-termination payments under this Agreement, Executive (or his/her estate where applicable) must execute and deliver to the Company a waiver and release, in a form created by or otherwise acceptable to the Company, of all claims he/she has, or may have, known or unknown, against the Company, any affiliated or parent companies, and their respective officers, employees, owners, directors, affiliates, representatives, shareholders, investors, and agents, which arise under or relate to this Agreement, or his/her employment with the Company or separation therefrom and any other matter which arises on or before the date of Executive’s signature on such waiver and release. Any claims which arise after the date the waiver/release is signed or which are non-waivable as a matter of law, and any indemnity obligations, will not be included in this waiver/release. This waiver/release shall be executed within 60 days following Executive’s termination date and shall specify all amounts to be paid to Executive under this Agreement. Should the Company not pay all amounts specified in the release agreement,

Page | 9

then the waiver and release by Executive shall be null and void. Executive shall forfeit all of his/her rights to any payments under this Agreement if the waiver/release is not executed within 60 days of the date of termination. To the extent that any amounts payable under this Agreement constitute nonqualified deferred compensation under Section 409A of the Code and such payments cannot be made until the date a release is signed under this Section 6(c), then notwithstanding any provision contained in this Agreement, payment of such amounts shall not be made or commence until the seventieth (70th) day following such termination of employment. Any payments that are suspended during the seventy (70) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

7. CONFIDENTIAL INFORMATION.

(a) Confidential Information. The Company agrees to provide Executive with the Company’s Confidential Information and the Executive acknowledges that the Executive will receive the Company’s Confidential Information as an executive. Confidential Information includes the Company and its affiliates’ trade secrets, financial information, operational information, processes, inventions, protocols, designs, methods, systems, business strategies, business plans, information regarding the services and products provided by the Company, marketing plans and strategies, production procedures, customer information, customer contacts and contracts, customer purchasing histories, databases, specifications, vendor information, and employee information. The Confidential Information constitutes a valuable business asset of the Company and the Executive acknowledges that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates. Confidential Information does not include information that is (i) already properly in the public domain or enters the public domain with the express consent of the Company or its affiliates through no fault or action of the Executive or (ii) is disclosed to the Executive by a third party under no obligation of confidentiality to the Company.

(b) Non-Disclosure. The Executive confirms that all Confidential Information (including information contained in documents kept or made by the Executive during the Executive’s employment) is the exclusive property of the Company and its affiliates. The Executive agrees that Executive will not, directly or indirectly, at any time, whether during or after the Employment Period, use or disclose the Confidential Information except as is necessary to perform the Executive’s job duties for the Company. Likewise, the Executive will not use or disclose the Confidential Information to the detriment of the Company or its affiliates or to benefit the Executive or any other person or entity.

(c) Return of Confidential Information. Immediately upon termination of the Executive’s employment with the Company and at any time during the Employment Period at the Company’s request, the Executive will return to the Company all Confidential Information in the Executive’s possession, custody, or control and will take any steps required by the Company to delete any Confidential Information in the Executive’s possession in electronic format.

(d) Trade Secrets. Any trade secrets of the Company and its affiliates will be entitled to all of the protections and benefits under applicable laws. If any item that the Company or its affiliates deems to be a trade secret is found by a court or arbitrator of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive waives any requirement that the Company or any affiliates submit proof of the economic value of any trade secrets or Confidential Information or post bond or other security in any matters related to such trade secrets or Confidential Information.

Page | 10

(e) Protected Activity. Despite the confidentiality obligations specified above, Executive understands that neither this Agreement nor any other agreement or policy of the Company restricts or prohibits Executive from making the following disclosures: (a) disclosures of any information to or any complaint regarding suspected unlawful activity regarding any law, regulation, or program administered by the Securities and Exchange Commission (“SEC”), including the recovery of any amounts under any SEC programs, or (b) any disclosures made as part of any whistleblower or similar protected activity involving the reporting of suspected unlawful behavior. Executive understands that he/she is not required to notify the Company regarding any of these allowed reports or disclosures.

8. INTELLECTUAL PROPERTY.

(a) The Executive hereby assigns, transfers, and coveys to the Company:

(i) all right, title, and interest in and to all ideas, inventions, designs, formulas, trade secrets, compositions, improvements, discoveries, techniques, processes, or other inventions, whether or not patentable, (a) the Executive conceives or develops, alone or with others, during the Executive’s employment with the Company and (b) resulting from or suggested by the Executive’s work for the Company or its affiliates, using the Company or its affiliates’ time, materials, or facilities, or in any way relating to any business the Company and its affiliates are engaged in or plan to engage in, as well as all patent applications and patents arising out of the foregoing (“Inventions”);

(ii) all right, title, and interest in and to all original works of authorship fixed in any tangible medium of expression, now known or later developed, from which they can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, including without limitation software and computer programs, authored, created and/or developed by the Executive, alone or with others, in any formats or media now known or hereafter invented (“Works”), including without limitation all copyrights and moral rights in and to the Works and including the right to prepare, license, or authorize derivative works or other versions of the Works, provided (a) the Executive authors and/or creates the Work during the Executive’s employment with the Company and (b) the Work resulted from or was suggested by the Executive’s work for the Company or its affiliates, was created on the Company’s time or using materials or facilities of the Company or its affiliates, or is in any way relating to any business the Company or its affiliates are engaged in or plan to engage in, as well as all copyright applications and registrations arising out of the Works; and

(iii) all past, present, and future claims, demands, and causes of action arising out of, based on, and/or connected with the Inventions and/or Works, including but to limited to the right to all remedies and damages recoverable thereby, foregoing items (i) through (iii) collectively referred to as the “Intellectual Property.”

(b) For the avoidance of doubt, title and ownership to all Intellectual Property shall automatically become the exclusive property of the Company immediately when the Executive conceives of, authors, or develops the Intellectual Property, and the Executive shall not retain any right, title, or interest in or to the Intellectual Property.

(c) Reasonably promptly upon conception or authorship of any Intellectual Property, the Executive shall disclose the Intellectual Property to the Company in as much detail as the Executive possesses. The Executive agrees to execute additional documents that further memorialize the assignment, transfer, and conveyance of the Intellectual Property to the Company and/or needed to assist the Company in the prosecution of any patent or copyright applications arising out of the Intellectual Property, including but not limited to declarations and short form assignments.

Page | 11

9. SUCCESSORS.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. POST EMPLOYMENT NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.

(a) In exchange for the Company’s agreement to provide Confidential Information and business goodwill to the Executive, in addition to other consideration provided herein (including potential equity interests related to the Executive’s employment with the Company), and to protect the Company’s Confidential Information, business goodwill, and customer and employee relationships, the Company, DNOW and Executive agree to the non-competition and non-solicitation provisions of this Section 10. Executive agrees that during the period of Executive’s non-competition and non-solicitation obligations hereunder, Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where the Executive worked during the Executive’s employment with the Company, had oversight or management responsibilities during the Executive’s employment, or had Confidential Information regarding the Company or its affiliates’ business:

(i) engage in any business competitive with any line of business conducted by the Company, DNOW, or any of their subsidiaries or affiliates, in any capacity, including as an employee, contractor, agent, consultant, or otherwise;

(ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by the Company, DNOW, or any of their subsidiaries or affiliates;

(iii) induce any employee, officer or manager of the Company, DNOW, or any of their subsidiaries or affiliates to terminate his or her employment with the Company, DNOW, or any of their subsidiaries or affiliates, or hire or assist in the hiring of any such employee, officer or manager by person, association, or entity not affiliated with the Company, DNOW, or any of their subsidiaries or affiliates; or

Page | 12

(iv) induce, solicit, or do business with any actual or prospective clients, customers, suppliers, or vendors of the Company or its affiliates that the Executive had contact with, learned of, or obtained Confidential Information regarding during the Executive’s employment; or

(v) induce any actual or prospective clients, customers, suppliers, or vendors of the Company or its affiliates that the Executive had contact with, learned of, or obtained Confidential Information regarding during the Executive’s employment to reduce, limit, or terminate their business relationship with the Company or its affiliates.

These non-competition and non-solicitation obligations shall apply during Executive’s employment and for a period ending on the first (1st) anniversary date of the Date of Termination. If the Executive breaches the non-competition or non-solicitation provisions in this Agreement, the time period of the restrictions will be extended by the amount of time that the Executive breached the Agreement to provide the Company with the full benefit of the time periods contained herein. If the Company, DNOW, or any of their subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.

(b) Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction and that such a restriction is reasonable and necessary in order to protect the Confidential Information, trade secrets, and business goodwill of the Company, DNOW and their affiliates. The Executive further acknowledges that the scope, time period, and geographic territory of the restrictions are necessary in light of the Executive’s position with the Company and the Confidential Information that the Executive will receive. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 10 by Executive, that measuring economic losses as a result of a breach of these covenants will be difficult, and that any breach will cause immediate and irreparable harm, and as a result, the Company, DNOW, or any of their subsidiaries or affiliates shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach after notification by the Company of any breach and Executive’s failure to promptly cure same. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 10, but shall be in addition to all remedies available at law or in equity to the Company, DNOW, or any of their subsidiaries or affiliates, including, without limitation, the recovery of damages from Executive and his agents involved in such breach. The Company will also be entitled to recover any payments made to the Executive after the Termination Date from the Executive in the event of a breach, in addition to all other remedies available at law or in equity. The Executive further agrees that these restrictions will not prohibit the Executive from obtaining sufficient employment that will not violate this Agreement.

(c) The Executive, the Company and DNOW each expressly acknowledge and agree that the restrictions contained in this Agreement, including this Section 10, are deemed by each to be reasonable and necessary to protect the business interests, goodwill and confidential information or trade secrets of DNOW and the Company and their subsidiaries and affiliates. However, in the event that any of the restrictions contained in this Agreement, and specifically this Section 10, are found by a court of competent jurisdiction to be unreasonable, or overly broad as to scope, geographic area, or time, or otherwise unenforceable, it is the parties express intention for the restrictions herein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

Page | 13

11. ADDITIONAL ONGOING OBLIGATIONS.

(a) Cooperation. The Executive agrees that during and after the Employment Period, the Executive will cooperate with the Company and its affiliates upon reasonable request in any and all matters, investigations, or lawsuits relating to the Company that the Executive may have knowledge of as a result of his employment with the Company. The Executive agrees (i) to meet with the Company’s representatives or counsel at mutually convenient times and places with respect to any items within the scope of this provision, (ii) to appear at depositions, hearings, and trials as requested by the Company or required by the legal process, (iii) to provide truthful, accurate, and complete testimony regarding the facts known to the Executive, and (iv) to provide the Company with notice of contact by any adverse party or adverse party’s representative. The Company agrees to reimburse the Executive for reasonable, out-of-pocket expenses incurred in connection with such cooperation.

(b) Non-disparagement. The Executive agrees that during and after the Employment Period, the Executive will not publicly disparage, either orally or in writing, the Company or its affiliates or their businesses, operations, products, services, or employees. This provision is not intended to and does not prohibit the Executive from (i) making truthful statements to the Company and its affiliates in connection with performing his job duties for the Company or (ii) engaging in protected concerted activities with other employees to improve or discuss conditions of employment, such as wages, working conditions, and benefits.

12. EXIT OBLIGATIONS.

In connection with the termination of Executive’s employment for any reason, the Executive agrees to fully cooperate with the Company and its affiliates regarding (a) the return of all property, computers, keys, access cards, documents, and data belonging to the Company or its affiliates, (b) providing all passwords and access codes regarding any accounts or data relating to the Company or its affiliates, and (c) assisting with locating any documents or data needed by the Company to assist with the transition of the Executive’s job duties to another individual.

13. ARBITRATION.

(a) In the event of any dispute of any kind or type between the Executive and the Company and/or its affiliates arising out of the employment relationship or relating to this Agreement, the Executive’s employment with the Company, or termination of employment with the Company (collectively, the “Arbitrable Claims”), the Parties must submit the dispute to binding arbitration instead of initiating a court proceeding.

(b) The Parties intend for this Arbitration provision to be enforced to the fullest extent allowed by law, but acknowledge that Arbitrable Claims do not include claims for worker’s compensation, unemployment benefits, or employee benefits covered by the Employee Retirement Income Security Act of 1974. Any other claims arising out of any express or implied contract, tort or negligence claims, or any claims based on federal, state, or any other regulation, are included in the Arbitrable Claims.

Page | 14

(c) Any dispute involving Arbitrable Claims shall be resolved in arbitration by a single arbitrator with at least ten (10) years of experience. Any arbitration pursuant to this Arbitration provision will be conducted in accordance with the Arbitration Rules for the American Arbitration Association (the “AAA”) then in effect. The arbitrator shall be selected by mutual agreement of the Parties within thirty (30) days after the notice initiating arbitration has been received. If the Parties cannot agree on an arbitrator, then the Parties shall notify the AAA and request selection of an arbitrator in accordance with the AAA Rules. The arbitration will be held in Houston, Texas and all Parties agree to submit to arbitration in Houston, Texas (and waive any right to object to the location of the arbitration). The arbitrator may grant any relief, legal or equitable, interim or final, which could be granted by a court of competent jurisdiction. To the extent permitted by law, the Executive and the Company will split the arbitrator’s fees and any other fees or costs unique to arbitration equally (excluding attorneys’ fees). The arbitrator shall issue a written decision within thirty (30) days after the close of the arbitration hearing. The arbitrator’s decision shall be final and binding on the parties. The arbitrator’s award may be entered as a judgment in a state or federal court in Harris County, Texas.

(d) THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ANY ARBITRABLE CLAIMS IN THE EVENT THE COMPANY DECIDES TO PURSUE ARBITRATION REGARDING ANY ARBITRABLE CLAIMS.

(e) This Arbitration provision does not limit or affect the right of the Company to seek a temporary restraining order, injunction, or other equitable relief from a court of law as a result of the Executive’s breach or threatened breach of this Agreement before initiating arbitration.

14. MISCELLANEOUS.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:          If to DNOW and/or the Company:

Gillian Anderson          DNOW Inc.

[***]              7402 North Eldridge Parkway

[***]              Houston, Texas 77041

                Attn: Chief Executive Officer

With a copy to:

DNOW Inc.

7402 North Eldridge Parkway

Houston, Texas 77041

Attn: General Counsel

Page | 15

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(vi) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive represents and warrants that Executive is free of any contractual obligations that would prevent the Executive from entering into this Agreement, including any agreements with any former employers.

(g) The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement. The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.

(h) This Agreement embodies the entire agreement between the Parties, supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, the Prior Arrangement, and may be amended or modified only by an instrument in writing executed jointly by the Parties. Notwithstanding the foregoing, the Executive’s obligations to the Company and its affiliates in Sections 7, 8, 10, 11, and 13 herein are in addition to and complement, and are not in substitution of and do not replace or supersede, any confidentiality, trade secrets, non-competition, non-solicitation, non-disparagement, inventions and patent rights restrictions or any other similar restrictions by which Executive is currently bound or by which Executive may be bound in respect of any member of the Company Group or any of their respective Affiliates (including the restrictions set forth in the MRC Global Equity Documents).

(i) The Executive expressly confirms and agrees that the Executive’s obligations to the Company and its affiliates in Sections 7, 8, 10, 11, and 13 herein remain in full force and effect after termination of the Employment Period for any reason.

(j) This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board of Directors and Executive otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the additional

Page | 16

tax or interest applicable under Section 409A of the Code. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, if permitted under the regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment. To the extent that any post-termination continuation of health or medical coverage pursuant to this Agreement would violate the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the Company may reform this Agreement in such manner as is reasonably necessary to provide the Employee with the intended benefit hereunder in a manner that complies with the PPACA; provided, however, that such reformation shall not result in a violation of Section 409A of the Code.

(k) The Executive further acknowledges that the Executive has had sufficient time to consider and sign this Agreement, that he has had the opportunity to consult with counsel of his choosing regarding the terms of this Agreement, that he understand the terms of this Agreement, and that the Executive is signing this Agreement knowingly and voluntarily.

[SIGNATURE PAGE TO FOLLOW]

Page | 17

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from DNOW’s Board of Directors, each of DNOW and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

DNOW L.P.
by its general partner
Wilson International, Inc.

By:	/s/ Raymond W. Chang
	Name:	Raymond W. Chang
	Title:	Vice President & General Counsel

DNOW Inc.

By:	/s/ Raymond W. Chang
	Name:	Raymond W. Chang
	Title:	Vice President & General Counsel

Executive

/s/ Gillian Anderson
Name: Gillian Anderson

Page | 18